Exhibit 99.1

EPR PROPERTIES REPORTS SECOND QUARTER 2020 RESULTS

Kansas City, MO, August 5, 2020 -- EPR Properties (NYSE:EPR) today announced operating results for the second quarter and six months ended June 30, 2020 (dollars in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019 (1)	2020	2019 (1)
Total revenue from continuing operations	$106,360	$161,740	$257,372	$312,267
Net (loss) income available to common shareholders	(68,999)	60,560	(37,915)	119,875
Net (loss) income available to common shareholders per diluted common share	(0.90)	0.79	(0.49)	1.59
Funds From Operations as adjusted (FFOAA) (a non-GAAP financial measure)	31,418	105,219	107,344	208,210
FFOAA per diluted common share (a non-GAAP financial measure)	0.41	1.36	1.39	2.73
Adjusted Funds From Operations (AFFO) (a non-GAAP financial measure)	33,313	105,621	123,380	209,920
AFFO per diluted common share (a non-GAAP financial measure)	0.44	1.37	1.59	2.75

(1) The operating results of the Company's public charter school portfolio for the three and six months ended June 30, 2019, include $6.5 million and $11.5 million in termination fees, respectively, and are included in all metrics in these columns except for total revenue from continuing operations. The remaining public charter school portfolio was sold subsequent to June 30, 2019.

Second Quarter Company Headlines

•
Strong Liquidity Position - With over $1.0 billion of cash on hand, it is currently estimated that the Company would have approximately six years of liquidity even if the elevated second quarter negative cash run rate were to persist.

•	Property Openings - Approximately 88% of non-theatre properties are open as of August 4, 2020.

•
Restructured AMC Leases - In exchange for agreeing with AMC to place 46 of the Company's 53 AMC leased theatres into a new master lease that reduces future restructuring risk and increases the average lease term by 9 years, the Company agreed to reduce annual fixed minimum rents by approximately 21%.

•	Collections - Through August 4, 2020, customers paid approximately 21% and 28% of second quarter and July 2020 pre-COVID contractual cash rent and interest payments, respectively.

•
Customer Agreements - The Company has reached resolution with customers representing 85% of its annualized pre-COVID contractual cash rent and interest payments, with no payment deferral for 18%, and deferral agreements for 67%.

•
Permanent Rent Adjustments - Permanent rent adjustments are expected to lower annualized pre-COVID contractual cash rent and interest payments by approximately 5% to 7%, including the AMC rent reduction.

CEO Comments
“As the country continues to face extraordinary challenges related to the COVID-19 pandemic, we have taken a number of steps to manage through this difficult time. We have effectively fortified our balance sheet and maintained sufficient liquidity, while working with our customers to help facilitate re-openings and operations in this current environment, and ensuring a strong positioning for the long term,” stated Greg Silvers, Company President and CEO. “Importantly, we have reached agreements with the vast majority of our customers including our largest tenant, AMC Theatres, which provides us additional certainty going forward.  A number of our customers have been reopening, and they are seeing visitors return and exhibit their desire to participate in such experiences. While the outlook remains uncertain as the pandemic persists, we look forward to the eventual reopening of all of our customers and remain confident in our strategy of focusing on experiential real estate.”

COVID-19 Response and Update

AMC Restructuring
On July 31, 2020, the Company entered into a Forbearance Agreement (“Forbearance Agreement”), a Master Lease Agreement ("the Master Lease") and seven amended lease agreements (the "Transitional Leases" and collectively with the Master Lease, the "Leases") with American Multi-Cinema, Inc. and certain affiliates (“AMC”) relating to 53 properties currently leased by the Company to AMC (the “Leased Properties”). The Company and AMC entered into the Master Lease relating to 46 theatres

(“Master Lease Properties”) and amended the Transitional Leases relating to seven theatres (“Transitional Properties”), each of which is effective July 1, 2020.

Under the Leases, the Company agreed to reduce total annual fixed cash rent by approximately 21%, or $25.6 million, to $95.9 million (including $8.0 million of ground rent and the repayment of deferral amounts for the months of April, May and June, 2020 described below). The Company previously agreed to defer all of the fixed rent due under the Leases for the months of April, May and June 2020. The deferred amounts are included in the calculation of the new fixed cash rent of the Leases amortized over the first 14 years of the term of the applicable Lease or the expiration of the current term of the Lease, whichever is earlier. Additionally, the Master Lease has fixed escalators of 7.5% every five years on fixed rent excluding the portion attributable to deferred rent.

Pursuant to the Master Lease and the Forbearance Agreement, during the period of July 1, 2020 through December 31, 2020, AMC will pay percentage rent (15% of gross receipts) in lieu of fixed rent for the Leased Properties. The difference between the percentage rent paid and fixed rent due under the Leases represents an additional deferred amount that, beginning in February 2021, will be added to fixed cash rent and amortized over the first 14 years of the term of the applicable Lease or the expiration of the current term of the Lease, whichever is earlier. For the month of July, the Company expects no percentage rent given AMC theatres had not re-opened.

The Master Lease Properties have been divided into four tranches, with the initial term of each tranche expiring annually from June 30, 2034 to June 30, 2037. The Transitional Leases have expiration dates occurring between November 2026 and March 2029.

The Company believes that the AMC restructuring significantly improves the Company’s long-term position with respect to AMC, while providing AMC with deferrals it needs during the pandemic and better performing theatres in the future. Specifically:

•
The Master Lease was designed with the intention that the parties will respect the master lease characterization at all times, which the Company believes will enhance its position in the event of a reorganization proceeding regarding AMC,

•	The lease terms on properties included in the Master Lease were increased by an average of nine years, and

•	The Company has the ability to reduce its exposure to AMC through the option to terminate each of the seven Transitional Leases and re-brand or sell them with the cooperation of AMC.

The material terms of the agreements with AMC described above will be more fully described in the Company’s Quarterly Report on Form 10-Q.

Collections and Property Openings
The Company's COVID-19 Task Force, an internal team comprised of individuals from across the Company, has been working diligently with customers negatively impacted by the pandemic to provide solutions for the parties' long-term mutual interests, including establishing appropriate repayment plans for deferred obligations and assisting these customers in establishing re-opening plans. The customers occupying substantially all of the Company's theatre properties are currently closed but most currently anticipate opening for business by the end of August subject to local restrictions. Approximately 88% of the customers in the Company's non-theatre portfolio are open for business as of August 4, 2020. Tenants and borrowers paid approximately 21% and 28% of second quarter and July 2020 pre-COVID contractual cash rent and interest payments, respectively. As many of the Company's customers remain temporarily closed or are only beginning to re-open, the Company has entered into agreements or is currently negotiating agreements to defer the rent and mortgage payments for substantially all of the customers that did not pay full rent or interest during the second quarter of 2020 and has classified tenants and borrowers (inclusive of AMC) into various categories described in the table below.

Additionally, as shown in the table below, during the quarter, the Company deferred approximately $64.0 million of amounts due from customers that were booked as revenue and receivables, and approximately $41.0 million that were not booked as revenue and receivables as the full amounts were not deemed probable of collection as a result of the COVID-19 pandemic. During the quarter, the Company reduced rental revenue by $3.3 million due to contractual rent abatements and provided $3.8 million in rent concessions. Permanent rent reductions are expected to total approximately 5% to 7% of annualized pre-COVID contractual revenue, inclusive of the AMC rent reduction discussed above.

Classification of Customers and Deferral Information
($ in millions)
		Three months ended June 30, 2020
	Annualized Revenue (1)		Deferrals Recognized	Deferrals Not Recognized	Projected Total Deferrals
No Payment Deferral	$115	18%	$—	$—	$—
Payments Deferred and Recognized as Revenue During Deferral Period	310	50%	64	—	131
Payments Deferred But Not Recognized as Revenue During Deferral Period	25	4%	—	4	11
Cash Basis/Lease Restructurings (2)	166	27%	—	37	n/a (3)
New Vacancies	8	1%	—	—	—
Total	$624	100%	$64	$41	$142

(1) Represents annualized pre-COVID contractual revenue which includes cash rent (including tenant reimbursements) and interest payments.
(2) Includes leases for tenants accounted for on a cash basis and/or leases for tenants that have been or are expected to be restructured which generally have a ramp up in cash rent and some permanent reduction in rent after the ramp up period. This category includes AMC.

(3) Projected amounts not shown for this category as tenants are on a cash basis and/or agreements have been or are expected to be restructured.

Statistics for the $142.0 million of projected total deferrals shown above as well as the status of all agreements based on annualized pre-COVID contractual revenue is shown below:

Average Deferral Period	11 months
Average Months Deferred	5 months
Average Collection Period	32 months

	Projected Total Deferrals	Annualized Revenue (1)
No Deferral	n/a	18%
Executed	86%	67%
Subtotal	86%	85%
Approved	—%	1%
Pending	14%	13%
Vacant	n/a	1%
Total	100%	100%

(1) Represents annualized pre-COVID contractual revenue which includes cash rent (including tenant reimbursements) and interest payments.

Strong Liquidity Position
The Company remains focused on maintaining a strong balance sheet, strong liquidity and financial flexibility through the pandemic. The Company has no scheduled debt maturities until 2022 and over $1.0 billion of cash on hand. As previously announced and further discussed below, the Company entered into amendments to the agreements governing its bank credit facilities and private placement notes in the second quarter of 2020 to, among other things, waive the Company's obligations to comply with certain covenants. The Company also temporarily suspended its monthly cash dividend to common shareholders subsequent to the common share dividend previously declared and payable on May 15, 2020 and suspended its previously disclosed share repurchase program. In addition, the Company continues to limit investment spending.

The Company’s cash outflows from operations (which includes interest payments), less preferred dividends was approximately $38.0 million during the second quarter. The Company anticipates having a lower quarterly cash burn rate subsequent to the second quarter as collections are expected to continue to improve; however, even at the elevated second quarter negative cash burn rate, the Company would have approximately six years of liquidity based on the ending cash balance at June 30, 2020 of over $1.0 billion, and committed investment spending and anticipated maintenance capital expenditures totaling approximately $103.0 million during the remainder of 2020 and 2021 (assuming that none of the Company's available cash would be used for the repayment of principal on the Company's indebtedness, either at maturity or upon an acceleration event).

Portfolio Update
The Company's total investments (a non-GAAP financial measure) were approximately $6.7 billion at June 30, 2020 with Experiential totaling $5.9 billion, or 89%, and Education totaling $0.8 billion, or 11%.

The Company's Experiential portfolio (excluding property under development) consisted of the following property types (owned or financed) at June 30, 2020:

•	180 theatre properties;

•	56 eat & play properties (including seven theatres located in entertainment districts);

•	18 attraction properties;

•	13 ski properties;

•	six experiential lodging properties;

•	one gaming property;

•	three cultural properties; and

•	seven fitness & wellness properties.

As of June 30, 2020, the Company's owned Experiential portfolio consisted of approximately 19.4 million square feet, which was 97% leased and included $39.0 million in property under development and $22.7 million in undeveloped land inventory.

The Company's Education portfolio consisted of the following property types (owned or financed) at June 30, 2020:

•	69 early childhood education center properties; and

•	16 private school properties.

As of June 30, 2020, the Company's owned Education portfolio consisted of approximately 1.9 million square feet, which was 100% leased and included $3.5 million in undeveloped land inventory.

The combined owned portfolio consisted of 21.3 million square feet and was 97.3% leased.

Investment Update
The Company's investment spending for the three months ended June 30, 2020 totaled $11.7 million (bringing the year-to-date investment spending to $53.6 million), and included spending on Experiential build-to-suit development and redevelopment projects.

Balance Sheet and Liquidity Update
At June 30, 2020, the Company's net debt to gross assets ratio (a non-GAAP Financial Measure) was 41%.

The Company had $1.0 billion of unrestricted cash on hand and $750.0 million outstanding under its $1.0 billion unsecured revolving credit facility at June 30, 2020. The Company has no scheduled debt maturities until 2022 when its unsecured revolving credit facility comes due.

As previously announced, on June 29, 2020, the Company amended the agreements governing its bank credit facilities and private placement notes. The amendments modified certain provisions and waived the Company's obligation to comply with certain covenants under these debt agreements in light of the continuing financial and operational impacts of the COVID-19 pandemic on the Company and its tenants and borrowers. The changes are generally effective during the covenant relief period, which began at the execution of the amendment and end on the earlier of April 1, 2021 or when the Company provides notice that it elects to terminate the covenant relief period, subject to certain conditions. The loans subject to the modifications bear interest at higher rates during the covenant relief period, however, the rates will return to previous levels at the end of such period, subject to certain conditions. The rates are subject to change based on long-term unsecured debt ratings, as defined in the agreements.
The share repurchase program previously approved by the Company's Board of Trustees (the "Board") was scheduled to expire on December 31, 2020, however, the Company suspended the program on June 29, 2020, the effective date of the covenant modification agreements. During the three months ended June 30, 2020, the Company repurchased 4,066,716 common shares under the share repurchase program for approximately $106.0 million at an average price of $26.06 per share. The repurchases were made under a Rule 10b5-1 trading plan.
The amendments to the agreements governing the Company's bank credit facilities and private placement notes also impose additional restrictions on the Company during the covenant relief period, including limitations on certain investments, incurrences of indebtedness, capital expenditures, payment of dividends or other distributions, and share repurchases, in each case subject to certain exceptions.

Impairment Charges
As a result of the COVID-19 pandemic, the Company reassessed the expected holding periods of certain properties during the six months ending June 30, 2020, and determined that the estimated cash flows were not sufficient to recover the carrying values of six properties. Accordingly, the Company recognized non-cash impairment charges of $51.3 million, which were comprised of $36.3 million of impairments of real estate investments and $15.0 million of impairments of operating lease right-of-use assets at two of these properties. Additionally, the Company recognized other-than-temporary non-cash impairment charges of $3.2 million on the Company's equity investments in three theatre projects located in China.

Dividend Information
The Board declared monthly cash dividends during the second quarter of 2020 totaling $0.3825 per common share. As discussed above, the monthly cash dividend to common shareholders was suspended following the common share dividend paid on May 15, 2020 to shareholders of record as of April 30, 2020. The Company is restricted from paying dividends on its common shares during the covenant relief period, subject to certain limited exceptions, and there can be no assurances as to the Company's ability to reinstitute cash dividend payments to common shareholders or the timing thereof.

The Board also declared its regular quarterly dividends to preferred shareholders of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.359375 per share on its 5.75% Series G cumulative redeemable preferred shares.

Conference Call Information
Management will host a conference call to discuss the Company's financial results on August 6, 2020 at 8:30 a.m. Eastern Time. The call may also include discussion of Company developments, and forward-looking and other material information about business and financial matters. The conference will be webcast and can be accessed via the Webcasts page in the Investor Center on the Company's website located at http://investors.eprkc.com/webcasts. To access the call, audio only, dial (866) 587-2930 and when prompted, provide the passcode 8734836.

You may watch a replay of the webcast by visiting the Webcasts page at http://investors.eprkc.com/webcasts.

Quarterly Supplemental
The Company's supplemental information package for the second quarter and six months ended June 30, 2020 is available in the Investor Center on the Company's website located at http://investors.eprkc.com/earnings-supplementals.

EPR Properties
Consolidated Statements of (Loss) Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Rental revenue	$97,531	$147,003	$232,574	$287,295
Other income	416	5,726	7,989	6,070
Mortgage and other financing income	8,413	9,011	16,809	18,902
Total revenue	106,360	161,740	257,372	312,267
Property operating expense	15,329	14,597	28,422	30,148
Other expense	2,798	8,091	12,332	8,091
General and administrative expense	10,432	12,230	21,420	23,940
Severance expense	—	—	—	420
Costs associated with loan refinancing or payoff	820	—	820	—
Interest expense, net	38,340	36,458	73,093	70,421
Transaction costs	771	6,923	1,846	12,046
Credit loss expense	3,484	—	4,676	—
Impairment charges	51,264	—	51,264	—
Depreciation and amortization	42,450	38,790	86,260	74,792
(Loss) income before equity in (loss) income from joint ventures, other items and discontinued operations	(59,328)	44,651	(22,761)	92,409
Equity in (loss) income from joint ventures	(1,724)	470	(2,144)	959
Impairment charges on joint ventures	(3,247)	—	(3,247)	—
Gain (loss) on sale of real estate	22	—	242	(388)
(Loss) income before income taxes	(64,277)	45,121	(27,910)	92,980
Income tax benefit	1,312	1,300	2,063	1,905
(Loss) income from continuing operations	$(62,965)	$46,421	$(25,847)	$94,885
Discontinued operations:
Income from discontinued operations before other items	—	10,399	—	20,568
Gain on sale of real estate from discontinued operations	—	9,774	—	16,490
Income from discontinued operations	—	20,173	—	37,058
Net (loss) income	(62,965)	66,594	(25,847)	131,943
Preferred dividend requirements	(6,034)	(6,034)	(12,068)	(12,068)
Net (loss) income available to common shareholders of EPR Properties	$(68,999)	$60,560	$(37,915)	$119,875
Net (loss) income available to common shareholders of EPR Properties per share:
Continuing operations	$(0.90)	$0.53	$(0.49)	$1.10
Discontinued operations	—	0.27	—	0.49
Basic	$(0.90)	$0.80	$(0.49)	$1.59

Continuing operations	$(0.90)	$0.53	$(0.49)	$1.10
Discontinued operations	—	0.26	—	0.49
Diluted	$(0.90)	$0.79	$(0.49)	$1.59
Shares used for computation (in thousands):
Basic	76,310	76,164	77,388	75,426
Diluted	76,310	76,199	77,388	75,467

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	June 30, 2020	December 31, 2019
Assets
Real estate investments, net of accumulated depreciation of $1,034,771 and $989,254 at June 30, 2020 and December 31, 2019, respectively	$5,110,059	$5,197,308
Land held for development	26,244	28,080
Property under development	39,039	36,756
Operating lease right-of-use assets	189,058	211,187
Mortgage notes and related accrued interest receivable	357,668	357,391
Investment in joint ventures	28,925	34,317
Cash and cash equivalents	1,006,981	528,763
Restricted cash	2,615	2,677
Accounts receivable	134,774	86,858
Other assets	107,615	94,174
Total assets	$7,002,978	$6,577,511
Liabilities and Equity
Accounts payable and accrued liabilities	$96,454	$122,939
Operating lease liabilities	229,030	235,650
Dividends payable	6,053	35,458
Unearned rents and interest	81,096	74,829
Debt	3,854,088	3,102,830
Total liabilities	4,266,721	3,571,706
Total equity	$2,736,257	$3,005,805
Total liabilities and equity	$7,002,978	$6,577,511

The historical financial results of the public charter schools sold by the Company in 2019 are reflected in the Company's consolidated statements of income as discontinued operations for the three and six months ended June 30, 2019. The operating results relating to discontinued operations are as follows (unaudited, dollars in thousands):

	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019
Rental revenue	$10,327	$20,758
Mortgage and other financing income	3,631	7,215
Total revenue	13,958	27,973
Property operating expense	174	416
Interest expense, net	(180)	(317)
Depreciation and amortization	3,565	7,306
Income from discontinued operations before other items	10,399	20,568
Gain on sale of real estate	9,774	16,490
Income from discontinued operations	$20,173	$37,058

Non-GAAP Financial Measures

Funds From Operations (FFO), Funds From Operations As Adjusted (FFOAA) and Adjusted Funds From Operations (AFFO)
The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from disposition of real estate and impairment losses on real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition.

In addition to FFO, the Company presents FFOAA and AFFO. FFOAA is presented by adding to FFO costs associated with loan refinancing or payoff, transaction costs, severance expense, preferred share redemption costs, impairment of operating lease right-of-use assets, termination fees associated with tenants' exercises of public charter school buy-out options and credit loss expense and subtracting deferred income tax (benefit) expense. AFFO is presented by adding to FFOAA non-real estate depreciation and amortization, deferred financing fees amortization, share-based compensation expense to management and Trustees and amortization of above and below market leases, net and tenant allowances; and subtracting maintenance capital expenditures (including second generation tenant improvements and leasing commissions), straight-lined rental revenue (removing impact of straight-lined ground sublease expense), and the non-cash portion of mortgage and other financing income.

FFO, FFOAA and AFFO are widely used measures of the operating performance of real estate companies and are provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share, and management provides FFO, FFOAA and AFFO herein because it believes this information is useful to investors in this regard. FFO, FFOAA and AFFO are non-GAAP financial measures. FFO, FFOAA and AFFO do not represent cash flows from operations as defined by GAAP and are not indicative that cash flows are adequate to fund all cash needs and are not to be considered alternatives to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO, FFOAA and AFFO the same way so comparisons with other REITs may not be meaningful.

The following table summarizes FFO, FFOAA and AFFO for the three and six months ended June 30, 2020 and 2019 and reconciles such measures to net income available to common shareholders, the most directly comparable GAAP measure:

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
FFO:
Net (loss) income available to common shareholders of EPR Properties	$(68,999)	$60,560	$(37,915)	$119,875
Gain on sale of real estate	(22)	(9,774)	(242)	(16,102)
Impairment of real estate investments, net (1)	36,255	—	36,255	—
Real estate depreciation and amortization	42,151	42,098	85,676	81,612
Allocated share of joint venture depreciation	378	554	761	1,109
Impairment charges on joint ventures	3,247	—	3,247	—
FFO available to common shareholders of EPR Properties	$13,010	$93,438	$87,782	$186,494

FFO available to common shareholders of EPR Properties	$13,010	$93,438	$87,782	$186,494
Add: Preferred dividends for Series C preferred shares	—	1,939	—	3,878
Add: Preferred dividends for Series E preferred shares	—	1,939	—	3,878
Diluted FFO available to common shareholders of EPR Properties	$13,010	$97,316	$87,782	$194,250

FFOAA:
FFO available to common shareholders of EPR Properties	$13,010	$93,438	87,782	$186,494
Costs associated with loan refinancing or payoff	820	—	820	—
Transaction costs	771	6,923	1,846	12,046
Severance expense	—	—	—	420
Termination fees included in gain on sale	—	6,533	—	11,534
Impairment of operating lease right-of-use assets (1)	15,009	—	15,009	—
Credit loss expense	3,484	—	4,676	—
Deferred income tax benefit	(1,676)	(1,675)	(2,789)	(2,284)
FFOAA available to common shareholders of EPR Properties	$31,418	$105,219	$107,344	$208,210

FFOAA available to common shareholders of EPR Properties	$31,418	$105,219	$107,344	$208,210
Add: Preferred dividends for Series C preferred shares	—	1,939	—	3,878
Add: Preferred dividends for Series E preferred shares	—	1,939	—	3,878
Diluted FFOAA available to common shareholders of EPR Properties	$31,418	$109,097	$107,344	$215,966

AFFO:
FFOAA available to common shareholders of EPR Properties	$31,418	$105,219	$107,344	$208,210
Non-real estate depreciation and amortization	299	257	584	486
Deferred financing fees amortization	1,651	1,517	3,285	3,019
Share-based compensation expense to management and trustees	3,463	3,283	6,972	6,460
Amortization of above and below market leases, net and tenant allowances	(108)	(58)	(260)	(117)
Maintenance capital expenditures (2)	(1,291)	(510)	(2,219)	(807)
Straight-lined rental revenue	(2,229)	(3,223)	7,479	(5,637)
Straight-lined ground sublease expense	207	205	383	389
Non-cash portion of mortgage and other financing income	(97)	(1,069)	(188)	(2,083)
AFFO available to common shareholders of EPR Properties	$33,313	$105,621	$123,380	$209,920

AFFO available to common shareholders of EPR Properties	$33,313	$105,621	$123,380	$209,920
Add: Preferred dividends for Series C preferred shares	—	1,939	—	3,878
Add: Preferred dividends for Series E preferred shares	—	1,939	—	3,878
Diluted AFFO available to common shareholders of EPR Properties	$33,313	$109,499	$123,380	$217,676

FFO per common share:
Basic	$0.17	$1.23	$1.13	$2.47
Diluted	0.17	1.22	1.13	2.45
FFOAA per common share:
Basic	$0.41	$1.38	$1.39	$2.76
Diluted	0.41	1.36	1.39	2.73
AFFO per common share:
Basic	$0.44	$1.39	$1.59	$2.78
Diluted	0.44	1.37	1.59	2.75
Shares used for computation (in thousands):
Basic	76,310	76,164	77,388	75,426
Diluted	76,310	76,199	77,388	75,467

Weighted average shares outstanding-diluted EPS	76,310	76,199	77,388	75,467
Effect of dilutive Series C preferred shares	—	2,158	—	2,151
Effect of dilutive Series E preferred shares	—	1,628	—	1,625
Adjusted weighted average shares outstanding-diluted Series C and Series E	76,310	79,985	77,388	79,243
Other financial information:
Dividends per common share	$0.3825	$1.1250	$1.5150	$2.2500
Amounts above include the impact of discontinued operations, which are separately classified in the consolidated statements of income for all periods.

(1) Impairment charges recognized during the three and six months ended June 30, 2020 totaled $51.3 million, which was comprised of $36.3 million of impairments of real estate investments and $15.0 million of impairments of operating lease right-of-use assets.
(2) Includes maintenance capital expenditures and certain second generation tenant improvements and leasing commissions.

The conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares would be dilutive to FFO and FFOAA per share for the three and six months ended June 30, 2019. Therefore, the additional common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO and FFOAA per share for these periods.

Net Debt
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company's method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Gross Assets
Gross Assets represents total assets (reported in accordance with GAAP) adjusted to exclude accumulated depreciation and reduced for cash and cash equivalents. By excluding accumulated depreciation and reducing cash and cash equivalents, the result provides an estimate of the investment made by the Company. The Company believes that investors commonly use versions of this calculation in a similar manner. The Company's method of calculating Gross Assets may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Net Debt to Gross Assets
Net Debt to Gross Assets is a supplemental measure derived from non-GAAP financial measures that the Company uses to evaluate capital structure and the magnitude of debt to gross assets. The Company believes that investors commonly use versions of this ratio in a similar manner. The Company's method of calculating Net Debt to Gross Assets may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

EBITDAre
NAREIT developed EBITDAre as a relative non-GAAP financial measure of REITs, independent of a company's capital structure, to provide a uniform basis to measure the enterprise value of a company. Pursuant to the definition of EBITDAre by the Board of Governors of NAREIT, the Company calculates EBITDAre as net income, computed in accordance with GAAP, excluding interest expense (net), income tax (benefit) expense, depreciation and amortization, gains and losses from disposition of real estate, impairment losses on real estate, costs associated with loan refinancing or payoff and adjustments for unconsolidated partnerships, joint ventures and other affiliates.

Management provides EBITDAre herein because it believes this information is useful to investors as a supplemental performance measure as it can help facilitate comparisons of operating performance between periods and with other REITs. The Company's method of calculating EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Adjusted EBITDA
Management uses Adjusted EBITDA in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDA is useful to investors because it excludes various items that management believes are not indicative of operating performance, and that it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDA as EBITDAre (defined above) for the quarter excluding severance expense, credit loss expense, transaction costs, impairment losses on operating lease right-of-use assets and prepayment fees.

The Company's method of calculating Adjusted EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDA is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Reconciliations of debt and total assets (all reported in accordance with GAAP) to Net Debt, Gross Assets, Net Debt to Gross Assets, EBITDAre and Adjusted EBITDA (each of which is a non-GAAP financial measure) are included in the following tables (unaudited, in thousands):

	June 30,
	2020	2019
Net Debt:
Debt	$3,854,088	$3,216,623
Deferred financing costs, net	35,907	31,957
Cash and cash equivalents	(1,006,981)	(6,927)
Net Debt	$2,883,014	$3,241,653

Gross Assets:
Total Assets	$7,002,978	$6,746,655
Accumulated depreciation	1,034,771	954,806
Cash and cash equivalents	(1,006,981)	(6,927)
Gross Assets	$7,030,768	$7,694,534

Net Debt to Gross Assets	41%	42%

	Three Months Ended June 30,
	2020	2019
EBITDAre and Adjusted EBITDA:
Net (loss) income	$(62,965)	$66,594
Interest expense, net	38,340	36,278
Income tax benefit	(1,312)	(1,300)
Depreciation and amortization	42,450	42,355
Gain on sale of real estate	(22)	(9,774)
Impairment of real estate investments, net (1)	36,255	—
Costs associated with loan refinancing or payoff	820	—
Equity in loss (income) from joint ventures	1,724	(470)
Impairment charges on joint ventures	3,247	—
EBITDAre	$58,537	$133,683

Transaction costs	771	6,923
Credit loss expense	3,484	—
Impairment of operating lease right-of-use assets (1)	15,009	—
Adjusted EBITDA	$77,801	$140,606

Amounts above include the impact of discontinued operations, which are separately classified in the consolidated statements of (loss) income and comprehensive (loss) income.

(1) Impairment charges recognized during the three and six months ended June 30, 2020 totaled $51.3 million, which was comprised of $36.3 million of impairments of real estate investments and $15.0 million of impairments of operating lease right-of-use assets.

Total Investments
Total investments is a non-GAAP financial measure defined as the sum of the carrying values of real estate investments (before accumulated depreciation), land held for development, property under development, mortgage notes receivable (including related accrued interest receivable), investment in joint ventures, intangible assets, gross (before accumulated amortization and included in other assets) and notes receivable and related accrued interest receivable, net (included in other assets). Total investments is a useful measure for management and investors as it illustrates across which asset categories the Company's funds have been invested. Our method of calculating total investments may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. A reconciliation of total investments to total assets (computed in accordance with GAAP) is included in the following table (unaudited, in thousands):

	June 30, 2020	December 31, 2019
Total Investments:
Real estate investments, net of accumulated depreciation	$5,110,059	$5,197,308
Add back accumulated depreciation on real estate investments	1,034,771	989,254
Land held for development	26,244	28,080
Property under development	39,039	36,756
Mortgage notes and related accrued interest receivable	357,668	357,391
Investment in joint ventures	28,925	34,317
Intangible assets, gross (1)	58,784	57,385
Notes receivable and related accrued interest receivable, net (1)	14,037	14,026
Total investments	$6,669,527	$6,714,517

Total investments	$6,669,527	$6,714,517
Operating lease right-of-use assets	189,058	211,187
Cash and cash equivalents	1,006,981	528,763
Restricted cash	2,615	2,677
Accounts receivable	134,774	86,858
Less: accumulated depreciation on real estate investments	(1,034,771)	(989,254)
Less: accumulated amortization on intangible assets	(14,624)	(12,693)
Prepaid expenses and other current assets	49,418	35,456
Total assets	$7,002,978	$6,577,511

(1) Included in other assets in the accompanying consolidated balance sheet. Other assets include the following:

	June 30, 2020	December 31, 2019
Intangible assets, gross	$58,784	$57,385
Less: accumulated amortization on intangible assets	(14,624)	(12,693)
Notes receivable and related accrued interest receivable, net	14,037	14,026
Prepaid expenses and other current assets	49,418	35,456
Total other assets	$107,615	$94,174
About EPR Properties
EPR Properties is a leading experiential net lease real estate investment trust (REIT), specializing in select enduring experiential properties in the real estate industry. We focus on real estate venues which create value by facilitating out of home leisure and recreation experiences where consumers choose to spend their discretionary time and money. We have nearly $6.7 billion in total investments across 44 states. We adhere to rigorous underwriting and investing criteria centered on key industry, property and tenant level cash flow standards. We believe our focused approach provides a competitive advantage and the potential for stable and attractive returns. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company's Quarterly Report on Form 10-Q is filed. With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to the uncertain financial impact of COVID-19, our capital resources and liquidity, expected liquidity and performance of our customers, including AMC, our expected revenue and customer deferral agreements, our expected dividend payments and share repurchases and our results of operations and financial condition. The estimates presented herein are based on the Company's current expectations and, given the current economic uncertainty, there can be no assurances that the Company will be able to continue to comply with other applicable covenants under its debt agreements, which could materially impact actual performance. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the Securities and Exchange Commission ("SEC") on May 11, 2020.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com